UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

STEEL NEWCO INC.
(to be renamed Pinnacle Financial Partners, Inc.)
(Exact name of registrant as specified in its charter)

Georgia	39-3738880
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3400 Overton Park Drive Atlanta, Georgia	30339
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Common Stock, par value $1.00 per share	New York Stock Exchange
Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value	New York Stock Exchange
Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, no par value	New York Stock Exchange
Depositary shares, each representing 1/40th interest in a share of 6.75% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series C, no par value	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

As previously disclosed, on July 24, 2025, Synovus Financial Corp. (“Synovus”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Synovus, Pinnacle Financial Partners, Inc. (“Pinnacle”) and Steel Newco Inc., a newly formed Georgia corporation jointly owned by Synovus and Pinnacle (the “Registrant”).  Pursuant to the Merger Agreement, and upon the terms and subject to the conditions set forth therein, Synovus and Pinnacle will each simultaneously merge with and into the Registrant (such mergers, collectively, the “Merger”), with the Registrant continuing as the surviving corporation in the Merger and named Pinnacle Financial Partners, Inc.

In connection with the Merger, (i) each share of common stock of Synovus, par value $1.00 per share (“Synovus Common Stock”), issued and outstanding prior to the effective time of the Merger (other than the shares owned by Synovus or Pinnacle, excluding those (a) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (b) held, directly or indirectly, by Synovus or Pinnacle, as applicable, in respect of debts) will be converted into the right to receive 0.5237 shares of common stock of the Registrant, par value $1.00 per share (“Newco Common Stock”), and (ii) each share of common stock of Pinnacle, par value $1.00 per share (“Pinnacle Common Stock”), issued and outstanding prior to the effective time of the Merger (other than the shares owned by Synovus or Pinnacle, excluding those (a) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (b) held, directly or indirectly, by Synovus or Pinnacle, as applicable, in respect of debts) will be converted into the right to receive one share of Newco Common Stock.

In addition, (i) each share of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D, no par value, of Synovus (“Synovus Series D Preferred Stock”) outstanding immediately prior to the Merger will be converted into the right to receive one share of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value, of the Registrant (“Newco Series A Preferred Stock”); (ii) each share of Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E, no par value, of Synovus (“Synovus Series E Preferred Stock”, and together with Synovus Series D Preferred Stock, “Synovus Preferred Stock”) outstanding immediately prior to the Merger will be converted into the right to receive one share of Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, no par value, of the Registrant (“Newco Series B Preferred Stock”); (iii) each share of 6.75% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series C, no par value, of Pinnacle (“Pinnacle Preferred Stock”) outstanding immediately prior to the Merger will be converted into the right to receive one share of 6.75% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series C, no par value, of the Registrant (“Newco Series C Preferred Stock”); and (iv) each outstanding depositary share representing a 1/40th interest in a share of Pinnacle Preferred Stock (“Pinnacle Depositary Shares”) will be converted into a depositary share representing a 1/40th interest in a share of Newco Series C Preferred Stock (“Newco Depositary Shares”).

After completion of the Merger, Synovus Common Stock and Synovus Preferred Stock will be delisted from the New York Stock Exchange (“NYSE”) and Pinnacle Common Stock and Pinnacle Depositary Shares will be delisted from the Nasdaq Stock Market (“NASDAQ”).  The securities of both Synovus and Pinnacle will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will cease to be publicly traded on the NYSE and Nasdaq, respectively.

This Registration Statement on Form 8-A is being filed by the Registrant with the Securities and Exchange Commission (the “Commission”) in connection with the registration of Newco Common Stock, Newco Series A Preferred Stock, Newco Series B Preferred Stock and Newco Depositary Shares, respectively, under Section 12(b) of the Exchange Act.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

For a description of each of (i) Newco Common Stock, (ii) Newco Series A Preferred Stock, (iii) Newco Series B Preferred Stock and (iv) Newco Depositary Shares being registered hereunder, respectively, reference is made to the information set forth under the heading “Description of Newco Capital Stock” in the prospectus constituting part of the Registrant’s Form S-4 (File No. 333-289866), initially filed with the Commission on August 26, 2025, as amended on September 29, 2025, and declared effective on September 30, 2025, which information is incorporated herein by reference.

Item 2.	Exhibits.

Pursuant to the “Instructions as to Exhibits” for Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on the New York Stock Exchange and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

STEEL NEWCO INC.

Dated: December 31, 2025	By:	/s/ Mary Maurice Young
	Name:	Mary Maurice Young
	Title:	Secretary and Treasurer